Exhibit 99.1

News Release

Waddell & Reed Financial, Inc. Announces November 30, 2019 Assets Under Management

Overland Park, KS, December 11, 2019 – Waddell & Reed Financial, Inc. (NYSE: WDR) today reported preliminary assets under management of $69.4 billion for the month ended November 30, 2019, compared to $68.9 billion on October 31, 2019. Net flows in the institutional channel included $572 million related to the loss of a subadvisory relationship.

Assets Under Management
($ in Millions)
	Preliminary
	Month Ended November 30, 2019
	Retail	Institutional	Total
Beginning assets	$65,361	$3,535	$68,896
Net flows	(844)	(608)	(1,452)
Market action	1,830	142	1,972
Ending assets	$66,347	$3,069	$69,416

Cautionary Statement

The preliminary information included in this news release reflects management's estimate based on currently available information. Estimates are subject to change. Accordingly, you should not place undue reliance upon this preliminary information.

Contacts

Investor Contact:

Mike Daley, VP, Chief Accounting Officer & Investor Relations, (913) 236-1795, mdaley1@waddell.com

Mutual Fund Investor Contact:

Call (888) WADDELL, or visit www.waddell.com or www.ivyinvestments.com.

About the Company

Through its subsidiaries, Waddell & Reed Financial, Inc. has provided investment management and wealth management services to clients throughout the United States since 1937. Today, we distribute our investment products through the unaffiliated channel under the IVY INVESTMENTS® brand (encompassing broker/dealer, retirement, and registered investment advisors), our wealth management channel (through independent financial advisors associated with WADDELL & REED, INC.), and our institutional channel (including defined benefit plans, pension plans, endowments and subadvisory relationships).  For more information, visit ir.waddell.com.